Exhibit 10.8

EXECUTION COPY

TAX MATTERS AGREEMENT

This Tax Matters Agreement (the “Agreement”), dated December 3, 2009, is made by and among General Electric Company, a New York corporation (“GE”), NBC Universal, Inc., a Delaware corporation (“NBCU”), Comcast Corporation, a Pennsylvania corporation (“Comcast”), Navy, LLC, a Delaware limited liability company (“Newco”) and Navy Holdings, Inc., a Delaware corporation (“HoldCo”). Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as in the Master Agreement between GE, NBCU, Comcast and Newco, dated the date hereof and in connection herewith (the “MA”).

RECITALS

WHEREAS, in connection with the transactions contemplated by the MA, the parties to this Agreement desire to make certain representations, warranties and covenants with respect to Tax matters and to allocate the liability for certain Taxes that may be owed to or asserted by any U.S. federal, state or local or foreign jurisdiction (including any subdivision and any revenue agency of such a jurisdiction) imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdictions (“Tax Authority”).

WHEREAS, the parties also desire to make certain covenants, provide indemnification and make certain other arrangements with respect to Tax matters arising under, or in connection with transactions contemplated by, the MA, Newco Operating Agreement and the other Transaction Agreements.

NOW, THEREFORE, in consideration for the premises and mutual representations, warranties and covenants hereinafter set forth, the parties to this Agreement agree as follows:

SECTION 1. Definitions.

(a) “A&E” means A&E Television Networks, LLC, a Delaware Limited Liability Company.

(b) “A&E Agreement” means the Second Amended and Restated Limited Liability Company Agreement of A&E Television Networks, LLC.

(c) “A&E Interests” means the Interests held by NBC-A&E (in each case, as defined in the A&E Agreement) and any of its Affiliates.

(d) “A&E Tax Sharing Amount” means, with respect to HoldCo Shares Transferred (as defined in the Newco Operating Agreement) by GE to Comcast, Newco or any of their Affiliates pursuant to Article 9 of the Newco Operating Agreement, the pro rata share of the Percentage Interest (as defined in the Newco Operating Agreement)

Transferred (as defined in the Newco Operating Agreement) by GE multiplied by the sum of

(i) 59.2% of the excess of

(A) the present value on the date of the Transfer of such HoldCo Shares, discounted at Newco’s after-tax weighted average cost of capital at such time, of the Tax that would have been payable by NBCU in respect of a disposition of A&E Interests that occurred prior to the Closing Date (determined at the Applicable Tax Rate at the time of such Transfer) had such transaction been effected as a fully taxable transaction and assuming such Tax is payable on June 30, 2024, over

(B) the present value on the date of the Transfer of such HoldCo Shares, discounted at Newco’s after-tax weighted average cost of capital at such time, of the receipt, on June 30, 2024, of the portion of the A&E Tax Benefit Payments attributable to the income or gain giving rise to the Tax described in clause (i)(A); plus

(ii) 50% of the excess of

(A) the present value on the date of the Transfer of such HoldCo Shares, discounted at Newco’s after-tax weighted average cost of capital at such time, of the Tax (determined at the Applicable Tax Rate at the time of such Transfer) on the income or gain that would be allocated to HoldCo under Section 704(c) of the Code in connection with a hypothetical disposition on the date of the Transfer of HoldCo Shares, in a fully taxable transaction, of the A&E Interests (for avoidance of doubt, without duplication of any amount taken into account in clause (i)(A)) and assuming such Tax is payable on June 30, 2024, over

(B) the present value on the date of the Transfer of such HoldCo Shares, discounted at Newco’s after-tax weighted average cost of capital at such time, on the receipt, on June 30, 2024, of the portion of the A&E Tax Benefit Payment attributable to the Section 704(c) income or gain allocated to HoldCo pursuant to clause (ii)(A).

(e) “Attribute Utilization Period” has the meaning ascribed thereto in Section 8(f).

(f) “Back-End Structure Benefits” means the reduction, calculated annually, in Comcast’s and its Subsidiaries’ income or franchise Tax liabilities (calculated on a “with and without basis,” disregarding any reduction of Comcast’s Membership Percentage after the Closing Date, including, without limitation, any reduction as a result of a spinoff contemplated in Section 9.01(b)(iv) of the Newco Operating Agreement) attributable to

(i) depreciation and amortization deductions for U.S. federal, state, local and foreign income tax purposes allocated or available to the Comcast Members (as defined in the Newco Operating Agreement) and (ii) the reduction of the amount of income or gain (or increase in the amount of deduction or loss) allocated or available to the Comcast Members in connection with (X) the disposition of a HoldCo Closing Asset (calculated, if such HoldCo Closing Asset is stock, with regard to any basis that is disregarded in connection with a Pre-Transfer Inclusion pursuant to clause (Y)) or (Y), in the case of stock, recovery of basis under Section 301(c)(2) of the Code (disregarding any reduction in basis as a result of a Pre-Transfer Inclusion), in each case, to the extent attributable to the recovery of tax basis for U.S. federal, state, local and foreign income tax purposes that arises from an adjustment to the tax basis of Newco’s assets in connection with a Specified Transaction.

(g) “Back-End Structure Payments” has the meaning ascribed thereto in Section 9(b).

(h) “CA Holdings Structure” means CA Holdings C.V. and its subsidiaries, to the extent relating to the distribution of content outside of the United States, its territories, possessions and commonwealths, and Canada, pursuant to exclusive rights that it has obtained through license agreements with various NBCU Entities as in effect as of the Closing.

(i) “Common Stock” shall have the meaning set forth in the Newco Operating Agreement.

(j) “Comcast Closing Asset” means an asset directly or indirectly held by Newco that, immediately after the Closing, is treated as an asset with respect to which the built-in gain or loss for U.S. federal income tax purposes would be allocated to Comcast under Section 704(c) of the Code.

(k) “Comcast Consolidated Tax Return” means any consolidated, combined, unitary, affiliated or other group Tax Return that includes Comcast or any of its Affiliates.

(l) “Comcast EMA” means the Comcast Employee Matters Agreement, the form of which is attached to the MA.

(m) “Final Determination” shall mean any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD.

(n) “Foreign Source Inclusion” has the meaning ascribed thereto in Section 4(f).

(o) “Front-End Structure Benefits” means the reduction, calculated annually, in Comcast’s and its Subsidiaries’ income or franchise Tax liabilities (calculated on a “with and without basis,” disregarding any reduction of Comcast’s Membership Percentage after the Closing Date, including, without limitation, any reduction as a result of a spinoff contemplated in Section 9.01(b)(iv) of the Newco Operating Agreement) attributable to (i) depreciation and amortization deductions for U.S. federal, state, local and foreign income tax purposes allocated or available to the Comcast Members and (ii) the reduction of the amount of income or gain (or increase in the amount of deduction or loss) allocated or available to the Comcast Members in connection with (X) the disposition of a HoldCo Closing Asset (calculated, if such HoldCo Closing Asset is stock, with regard to any basis that is disregarded in connection with a Pre-Transfer Inclusion pursuant to clause (Y)) or (Y), in the case of stock, recovery of basis under Section 301(c)(2) of the Code (disregarding any reduction in basis as a result of a Pre-Transfer Inclusion), in each case, to the extent attributable to the recovery of an adjustment to the tax basis for U.S. federal, state, local and foreign income tax purposes that arose from either (x) the treatment of the assumption by Newco of liabilities of HoldCo as a disguised sale of property by HoldCo to Newco described in Treasury Regulations Section 1.707-3 or (y) a basis adjustment attributable to the transaction described in Section 2.04 of the MA.

(p) “Front-End Structure Payments” has the meaning ascribed thereto in Section 9(b).

(q) “GE Consolidated Return Liability” means the liability for all Taxes in respect of all GE Consolidated Tax Returns.

(r) “GE Consolidated Tax Return” means any consolidated, combined, unitary, affiliated or other group Tax Return that includes GE or any of its Affiliates.

(s) “HoldCo Closing Asset” means an asset directly or indirectly held by Newco that, immediately after the Closing, is (or but for the transactions described in clause (i) of Section 4(c) would have been) treated as an asset with respect to which the built-in gain or loss for U.S. federal income tax purposes would be allocated to HoldCo under Section 704(c) of the Code (disregarding for these purposes the transaction described in Section 2.04 of the MA).

(t) “HoldCo Deconsolidation Date” means the date on which HoldCo ceases to be included in a GE Consolidated Tax Return.

(u) “HoldCo Hypothetical Tax Return” has the meaning ascribed thereto in Section 8(a).

(v) “HoldCo Hypothetical Tax Liability” has the meaning ascribed thereto in Section 8(a).

(w) “HoldCo Separate Return Tax Liability” has the meaning ascribed thereto in Section 8(a).

(x) “Holding” shall have the meaning set forth in the Newco Operating Agreement.

(y) “Indemnified Party” has the meaning ascribed thereto in Section 12(a).

(z) “Indemnifying Party” has the meaning ascribed thereto in Section 12(a).

(aa) “Independent Expert” has the meaning ascribed thereto in Section 24.

(bb) “Interim FCF E&P” means, with respect to a Subsidiary of NBCU that is treated as a “foreign corporation” for U.S. federal income tax purposes, the earnings and profits determined for U.S. federal income tax purposes of such Subsidiary to the extent arising during the Interim Period.

(cc) “Interim FCF U.S Tax Amount” means the residual U.S. federal, state and local income Taxes (based on the Applicable Tax Rate) of GE as a result of the receipt of a distribution during the Interim Period by a Subsidiary of NBCU that is treated as a “foreign corporation” for U.S. federal income tax purposes to the extent of the Interim FCF E&P of such Subsidiary, after taking into account any foreign tax credits available to GE for U.S. federal income tax purposes attributable to such Interim FCF E&P.

(dd) “Membership Interest” has the meaning ascribed thereto in the Newco Operating Agreement.

(ee) “Membership Percentage” has the meaning ascribed thereto in the Newco Operating Agreement.

(ff) “NBCU EMA” means the NBCU Employee Matters Agreement, the form of which is attached to the MA.

(gg) “Newco Operating Agreement” means the Newco Operating Agreement, the form of which is attached to the MA.

(hh) “New Holdco Preferred Interests” has the meaning ascribed thereto in the Newco Operating Agreement.

(ii) “Non-Operating Tax Return” has the meaning ascribed thereto in Section 11(c).

(jj) “Operating Taxes” means all Taxes attributable to the NBCU Businesses or the Contributed Comcast Businesses, as the case may be, other than income, franchise, profits, gains, withholding (other than wage and other employment-related withholding) and Transfer Taxes.

(kk) “Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

(ll) “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

(mm) “Pre-Transfer Inclusion” has the meaning ascribed hereto in Section 4(f).

(nn) “Preceding Quarter” means, with respect to any Transfer (as defined in the Newco Operating Agreement) described in Section 4(f), (i) the immediately preceding calendar quarter, if the intended Transfer date specified in the notice described in Section 4(f) is at least 45 days after the end of the immediately preceding calendar quarter and (ii) otherwise, the second preceding calendar quarter.

(oo) “Preferred Financing Premium” means, with respect to a calendar quarter, the excess of (i) the annual New Holdco Preferred Return (as defined in Exhibit E-3 of the Newco Operating Agreement) for such calendar quarter over (ii) the quarterly after-tax cost of borrowing of Newco had it incurred fixed rate debt with an 8-year term and a principal amount equal to the New HoldCo Liquidation Preference (as defined in the Newco Operating Agreement), in each case, determined at the time of the Back-End Transaction.

(pp) “Preferred Selling Costs” means all reasonable costs and expenses incurred in connection with the initial sale, exchange or other disposition by GE or any of its Affiliates of a New Holdco Preferred Interest (for the avoidance of doubt, other than Taxes), including registration fees and commissions.

(qq) “Public Market Value” has the meaning ascribed in clause (ii) of the definition provided in the Newco Operating Agreement.

(rr) “Purchase Date” means the date of the purchase of HoldCo Shares (as defined in the Newco Operating Agreement) by Newco, Comcast or a Third Party Acquirer (as defined in the Newco Operating Agreement) or any of their respective Affiliates pursuant to the Newco Operating Agreement.

(ss) “Repatriation Note” has the meaning ascribed thereto in Section 6.14 of the NBCU Disclosure Letter.

(tt) “Repatriation Note Benefit Amount” means, with respect to a Taxable Year, the sum over all Repatriation Notes (in each case, only to the extent that the issuance of such Repatriation Note is a dividend within the meaning of Section 301(c)(1) of the Code) of the product of

(i) the reduction in Comcast’s and its Subsidiaries’ income or franchise tax liabilities during such Taxable Year (calculated on a “with and without basis”) as a result of the utilization by Newco of all or a portion of its basis in such Repatriation Note (or an asset that is “substituted basis property” within the meaning of Section 7701(a)(42) of the Code) and

(ii) the quotient of (x) the sum of Newco’s initial basis in such Repatriation Note and the Repatriation Note FTC Benefits with respect to such Repatriation Note over (y) Newco’s initial basis in such Repatriation Note;

provided that, for each Repatriation Note, the Repatriation Note Benefit Amount shall be reduced by the amount of the Repatriation Note FTC Benefits that is proportionate to the portion of Newco’s initial basis in such Repatriation Note that is utilized during such Taxable Year.

(uu) “Repatriation Note FTC Benefits” means, with respect to a Repatriation Note, the total amount of any foreign tax credits made available to GE and its Subsidiaries for U.S. federal income tax purposes by reason of the issuance of such Repatriation Note.

(vv) “Section 704(c) Payments” means the payments described in Sections 9(b)(ii) and (iii), and to the extent relating to a negative Section 704(c) Tax Amount, the reductions described in the second and third proviso to Section 9(b)(i).

(ww) “Section 704(c) Tax Amount” means, with respect to Comcast, with respect to a Taxable Year, the increase (or decrease, expressed as a negative number) in the amount of the Tax liability of Comcast (calculated on a “with and without” basis) as a result of the net amount of income and gain (taking into account any items of loss or deduction) allocated by Newco under Section 704(c) of the Code to a Comcast Member by reason of the disposition of a Comcast Closing Asset; and, with respect to HoldCo, with respect to each calendar quarter, the product of the net amount of income and gain (taking into account any items of loss or deduction) allocated by Newco under Section 704(c) of the Code to HoldCo by reason of the disposition of a HoldCo Closing Asset times the Applicable Tax Rate. In the event that the Section 704(c) Tax Amount with respect to a Taxable Year (in the case of Comcast Closing Assets) or a calendar quarter (in the case of HoldCo Closing Assets) is negative, such amount shall carry forward to successive Taxable Years or calendar quarters and shall reduce the Section 704(c) Tax Amount for such Taxable Years or calendar quarters, as the case may be.

(xx) “Specified IPO Preemption Conditions” means that (i) HoldCo has made a request of the Company to effect a registration pursuant to Section 2(a)(iii) of Exhibit D of the Newco Operating Agreement and (ii) Comcast exercises its IPO Purchase Right with respect to such request.

(yy) “Specified Transaction” means (i) the Back-End Transaction (as defined in the Newco Operating Agreement), (ii) the transactions occurring pursuant to the exercise of the First HoldCo Redemption Right and the Second Comcast Purchase Right (each as defined in the Newco Operating Agreement) and (iii) an acquisition of Membership Interests by Comcast from HoldCo pursuant to the exercise of an IPO Purchase Right (as defined in the Newco Operating Agreement) or in connection with the acceptance by Comcast of a ROFO Offer (as defined in the Newco Operating Agreement).

(zz) “Straddle Period” has the meaning ascribed thereto in Section 10.

(aaa) “Structure Payments” has the meaning ascribed thereto in Section 9(b).

(bbb) “Tax” or “Taxes” means (i) all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, payroll, escheat, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority with respect thereto, and any liability for any of the foregoing as transferee, (ii) liability of any Person for the payment of any amount of the type described in clause (i) as a result of being, or having been before the Closing Date, a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Tax Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of any Person under a Tax Sharing Agreement.

(ccc) “Tax Attribute” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, targeted jobs tax credit, credit for research activities, alternative minimum tax credit, charitable deduction, deduction for worthless stock or securities or any other deduction, credit or tax attribute (or carryforward or carryback thereof) which could reduce any Tax.

(ddd) “Tax Authority” has the meaning ascribed thereto in the Recitals.

(eee) “Tax Benefit Dilution Amount” means the annual reduction in Holding’s income Tax liabilities (calculated on a “with and without” basis) attributable to (A) the decrease in Comcast’s share as of the date of the IPO of depreciation and amortization deductions attributable to HoldCo Closing Assets and Comcast Closing Assets under the “traditional method” (within the meaning of Treasury Regulation Section 1.704- 3(b)), as compared to (i) the aggregate depreciation and amortization deductions attributable to HoldCo Closing Assets and Comcast Closing Assets under Section 704(c) of the Code (assuming Holding were a partnership for U.S. federal income tax purposes) multiplied by (ii) Comcast’s Percentage Interest immediately prior to the IPO, and (B), without duplication of any amounts described in (A), 75% of the Front-End Structure Benefits and 50% of the Back-End Structure Benefits.

(fff) “Tax Claim” has the meaning ascribed thereto in Section 12(a).

(ggg) “Tax Deficit” has the meaning ascribed thereto in Section 8(g).

(hhh) “Tax Liability” has the meaning ascribed thereto in Section 8(b).

(iii) “Tax Return” means any return or report (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) required or permitted to be supplied to a Tax Authority relating to Taxes.

(jjj) “Tax Sharing Agreement” means, with respect to any Person, any agreement or arrangement (whether or not written) binding such Person that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than any ordinary course commercial agreement or arrangement, the primary purpose of which does not relate to Taxes, but in no event excluding any agreement relating to income Taxes.

(kkk) “Taxable Year” means (i) a taxable year as defined in Section 441(b) of the Code or any period of less than 12 months for which a United States federal, state, or local, or foreign, Tax Return is filed or (ii) as applicable, any shorter period which is deemed a separate Taxable Year in accordance with Section 8(b).

(lll) “Transfer Taxes” has the meaning ascribed thereto in Section 14.

SECTION 2. Representations of NBCU. NBCU hereby represents and warrants to Newco and Comcast, as of the date hereof and as of the Closing Date, that, except as set forth in Schedule A attached to this Agreement, with respect to the NBCU Businesses and the NBCU Assets:

(a) GE and its Subsidiaries have filed all material Tax Returns required to be filed (taking into account requests for extensions to file such returns), all such Tax Returns are true and complete in all material respects, and all Taxes shown due on such Tax Returns have been paid;

(b) no material deficiency for any Taxes has been proposed, asserted or assessed in writing against GE or any of its Subsidiaries the resolution of which is still pending;

(c) no waiver of any federal, state, local or foreign statutes of limitation with respect to any material Taxes in respect of Tax Returns that cover predominantly the results of operations of the NBCU Businesses has been granted, and no extension of the period for assessment of any material Taxes in respect of Tax Returns that cover predominantly the results of operations of the NBCU Businesses is in effect;

(d) no material issue has been raised in writing in any current examination by any Tax Authority of a Tax Return filed by, or with respect to, NBCU or any of its Subsidiaries;

(e) each NBCU Entity has complied in all material respects with its respective withholding obligations for all Taxes required to have been withheld and paid in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party;

(f) there are no Liens for Taxes (other than Permitted Liens) on any properties or assets of the NBCU Entities or on the NBCU Assets;

(g)(i) Schedule A contains a list of all jurisdictions (whether foreign or domestic) in which NBCU or any of its Subsidiaries files a Tax Return with respect to any material Tax and (ii) none of NBCU or any of its Subsidiaries has received any notice or inquiry in writing from any jurisdiction where NBCU or any of its Subsidiaries does not currently file Tax Returns to the effect that such filings may be required or that NBCU or any of its Subsidiaries may otherwise be subject to taxation by such jurisdiction;

(h) no withholding under Section 1445 of the Code is required in connection with the transactions described in Sections 2.02 and 2.04 of the MA;

(i) none of NBCU or any of its Subsidiaries is a party to or bound by any Tax Sharing Agreement (other than a Tax Sharing Agreement solely among NBCU Entities);

(j) none of NBCU or any of its Subsidiaries has engaged in a “listed transaction” described in Treasury Regulation Section 1.6011-4(b);

(k) NBCU has delivered or made available to Newco and Comcast (A) copies of all material income and franchise Tax Returns filed by or with respect to NBCU and all of the NBCU Entities for the 2006, 2007 and 2008 Taxable Years, and (B) copies of all material audit reports issued by a Tax Authority relating to audits or other examinations of Tax Returns or liabilities for Taxes of NBCU, its Subsidiaries and the NBCU Businesses for open years, provided that, in the case of Tax Returns filed on a consolidated, combined, unitary, affiliated or other group basis with any Person that is not a NBCU Entity, NBCU has delivered or made available the portion of such Tax Returns and the portion of such audit reports relating to the NBCU Businesses;

(l) no NBCU Entity will be required to include in or for any Post-Closing Tax Period any material amount of taxable income attributable to a transaction with respect to which consideration was received in a Pre-Closing Tax Period;

(m) during the five years ending on the date hereof, none of NBCU or any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code;

(n)(i) none of GE or any of its Affiliates has taken any action that would cause Newco to be treated other than as a partnership or disregarded entity for U.S. federal income tax purposes and (ii) except as set forth on Schedule A of this Agreement, each

NBCU Entity will, as of the Closing, be treated as either a partnership or a disregarded entity for U.S. federal income tax purposes;

(o) NBCU is, and immediately prior to the Closing NBCU or HoldCo (as successor to NBCU) will be, a member of the GE consolidated group for U.S. federal income tax purposes; and

(p) As of December 31, 2008, the aggregate bases of the members of GE’s consolidated group in such members’ NBCU stock for U.S. federal income tax purposes is estimated by GE, after reasonable inquiry and based on all facts and circumstances known to GE as of the date hereof, not to exceed $12,500,000,000.

SECTION 3. Representations of Comcast. Comcast hereby represents and warrants to Newco and GE, as of the date hereof and as of the Closing Date, that, except as set forth in Schedule B attached to this Agreement, with respect to the Contributed Comcast Businesses and the Comcast Assets:

(a) Comcast and its Subsidiaries have filed all material Tax Returns required to be filed (taking into account requests for extensions to file such returns), all such Tax Returns are true and complete in all material respects, and all Taxes shown due on such Tax Returns have been paid;

(b) no material deficiency for any Taxes has been proposed, asserted or assessed in writing against Comcast or any of its Subsidiaries the resolution of which is still pending;

(c) no waiver of any federal, state, local or foreign statutes of limitation with respect to any material Taxes in respect of Tax Returns that cover predominantly the results of operations of the Contributed Comcast Businesses has been granted, and no extension of the period for assessment of any material Taxes in respect of Tax Returns that cover predominantly the results of operations of the Contributed Comcast Businesses is in effect;

(d) no material issue has been raised in writing in any current examination by any Tax Authority of a Tax Return filed by, or with respect to, Comcast or any of its Subsidiaries;

(e) each Contributed Comcast Subsidiary has complied in all material respects with their respective withholding obligations for all Taxes required to have been withheld and paid in connection with amounts owing to any employee, independent contractor, creditor, stockholder or other third party;

(f) there are no Liens for Taxes (other than Permitted Liens) on any properties or assets of the Contributed Comcast Subsidiaries or on the Comcast Assets;

(g)(i) Schedule B contains a list of all jurisdictions (whether foreign or domestic) in which any of the Comcast Transferors (with respect to Comcast Assets) or any of the Contributed Comcast Subsidiaries files a Tax Return with respect to any material Tax and (ii) no Comcast Transferor or any Contributed Comcast Subsidiary has received any notice or inquiry in writing from any jurisdiction where any Comcast Transferor or Contributed Comcast Subsidiary does not currently file Tax Returns to the effect that such filings may be required or that any Comcast Transferor or Contributed Comcast Subsidiary may otherwise be subject to taxation by such jurisdiction as a result of activities carried on in furtherance of the Contributed Comcast Businesses;

(h) no withholding under Section 1445 of the Code is required in connection with the transaction described in Section 2.03 of the MA;

(i) none of the Contributed Comcast Subsidiaries is a party to or bound by any Tax Sharing Agreement (other than a Tax Sharing Agreement solely among Contributed Comcast Subsidiaries);

(j) no Contributed Comcast Subsidiary has engaged in a “listed transaction” described in Treasury Regulation Section 1.6011-4(b); and

(k) Comcast has delivered or made available to Newco and GE (A) copies of all material income and franchise Tax Returns filed by or with respect to all of the Contributed Comcast Subsidiaries for the 2006, 2007 and 2008 Taxable Years, and (B) copies of all material audit reports issued by a Tax Authority relating to audits or other examinations of Tax Returns or liabilities for Taxes of the Contributed Comcast Subsidiaries for open years, provided that, in the case of Tax Returns filed on a consolidated, combined, unitary, affiliated or other group basis with any Person that is not a Contributed Comcast Subsidiary, Comcast has delivered or made available the portion of such Tax Returns and the portion of such audit reports relating to the Comcast Businesses;

(l) no Contributed Comcast Subsidiary will be required to include in or for any Post-Closing Tax Period material amount of taxable income attributable to a transaction with respect to which consideration was received in a Pre-Closing Tax Period;

(m) during the five years ending on the date hereof, none of the Contributed Comcast Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code; and

(n)(i) none of Comcast or any of its Affiliates has taken any action that would cause Newco to be treated other than as a partnership or disregarded entity for U.S. federal income tax purposes and (ii) except as set forth on Schedule B of this Agreement, each Contributed Comcast Subsidiary will, as of Closing, be treated as either a partnership or a disregarded entity for U.S. federal income tax purposes.

SECTION 4. Covenants. (a) Except with respect to actions set forth in Section 6.14 of the NBCU Disclosure Letter and Section 6.14 of the Comcast Disclosure Letter, between the date hereof and the Closing Date, with respect to their respective contributed Subsidiaries, GE and Comcast shall not, and shall cause their Subsidiaries not to:

(i) make a change in Tax accounting or Tax reporting principles, methods or policies, or

(ii) make, change or revoke any material Tax election, settle or compromise any Tax Claim or liability or enter into a settlement or compromise with respect to Tax matters,

if taking the action described in (i) or (ii) would have an adverse effect on Newco that is material following the Closing, unless GE, in the case of an action by a Comcast Transferor, or Comcast, in the case of an action by a NBCU Transferor, provides its consent, which consent shall not be unreasonably withheld or delayed.

(b) From and after the Closing, Newco and its Subsidiaries shall not engage in, and, for so long as Comcast’s Membership Percentage is at least 50%, Comcast shall not permit Newco or any of its Subsidiaries to engage in, a transaction that on the date of consummation is a “listed transaction” described in Treasury Regulation Section 1.6011-4(b).

(c) For U.S. federal income tax purposes, Comcast and HoldCo shall treat (A) the contributions by the Initial Comcast Members and HoldCo to Newco of the assets and liabilities specified in the MA (except, in the case of HoldCo, to the extent of (i) the assumption by Newco of certain liabilities, and (ii) the transaction described in Section 2.04 of the MA) as a contribution to Newco described in Section 721 of the Code by the Initial Comcast Members and HoldCo and (B) the purchase of interests in Newco by Comcast from HoldCo (pursuant to Section 2.04 of the MA) as a purchase of a partnership interest. Comcast, GE, HoldCo and Newco shall prepare and file their respective tax returns in a manner that is consistent with such treatment, unless otherwise required as a result of a Final Determination to the contrary.

(d) GE shall not take any action reasonably expected to result in NBCU or HoldCo (as successor to NBCU) no longer being a member of the GE consolidated group for U.S. federal income tax purposes for any Taxable Year, other than by reason of a transaction contemplated by the Transaction Agreements.

(e) GE will deliver to Comcast within 180 days of the close of the GE Taxable Year that includes the Closing Date a written statement, with respect to each member of GE’s consolidated group for U.S. federal income tax purposes, setting forth GE’s good faith determination of such member’s aggregate basis in HoldCo shares (determined without regard to income, deductions, gains, losses and other items allocated to HoldCo by Newco and Taxes attributable to such items, and based on all facts and circumstances known to GE on the date of the determination).

(f) Upon receipt by Comcast from GE of written notice of GE’s intention to Transfer or to cause a Transfer of Membership Interests or HoldCo Shares to a Person that is not an Affiliate of GE that is provided at least 30 days prior to such Transfer (a “Specified Transfer”), Newco shall, prior to such Specified Transfer, cause each Newco Subsidiary that is treated as a foreign corporation for U.S. federal income tax purposes to effect a distribution described in Section 301 of the Code (a “Foreign Source Inclusion”) to Newco or a Subsidiary of Newco organized in the United States in an amount equal to at least 95%, and will use commercially reasonable efforts to effect a Foreign Source Inclusion to Newco or a Subsidiary of Newco organized in the United States in an amount equal to 100%, of Newco’s reasonable good faith estimate of the aggregate accumulated earnings and profits of each such Newco Subsidiary for U.S. federal income tax purposes (determined as of the end of the Preceding Quarter) (a “Pre-Transfer Inclusion”); provided that a Pre-Transfer Inclusion with respect to a Newco Subsidiary shall not be effected to the extent such Pre-Transfer Inclusion would cause the relevant Newco Subsidiary to fail to comply with the terms of its financing arrangements or fail to meet its reasonably anticipated financial needs. In the same Tax Year as a Transfer by GE or its Subsidiaries, Newco and its Subsidiaries shall not take, and shall not cause a Newco Subsidiary that effected a Pre-Transfer Inclusion to take any action outside of the ordinary course of business that is intended to reduce the portion of the Pre-Transfer Inclusion that, but for such action, would have been treated as a dividend under Section 301(c)(1) of the Code. To the extent that any Foreign Source Inclusion is effected through the issuance of a note, Newco shall not sell, exchange or otherwise dispose of such note within seven years of issuance unless otherwise required, in Comcast’s good faith judgment, in light of the financial condition of the issuer of such note or in connection with the sale of the issuer of such note. GE shall reimburse Newco for its reasonable incremental out-of-pocket costs incurred in connection with the structuring, analysis and implementation of a Pre-Transfer Inclusion for a Taxable Year in excess of the costs Newco otherwise would have incurred for such Taxable Year. This Section 4(f) shall not apply to a Specified Transfer if: (i) such Specified Transfer is of securities representing less than a 5% interest in Newco through a Transfer of a Membership Interests or HoldCo Shares, unless such Specified Transfer is in connection with a Comcast Purchase Right, a HoldCo Redemption Right, a Drag-Along Right, or a Tag-Along Right, or (ii) immediately prior to such Specified Transfer, HoldCo owns less than 10% of the outstanding Membership Interests of Newco.

(g) For so long as GE’s Percentage Interest is at least 20% (calculated in accordance with Section 4.10(d) of the Newco Operating Agreement), Newco shall not, without GE’s consent (which shall not be unreasonably withheld or delayed), (i) make any material change to the method for determining the royalties payable by any entities included in the CA Holdings Structure, (ii) make any material change to the capital structure or ownership of CA Holdings CV or any of its direct or indirect subsidiaries to the extent such change would impair the ability of CA Holdings CV to effect a

Pre-Transfer Inclusion, (iii) cause any Affiliate of Newco other than CA Holdings CV and its direct or indirect Subsidiaries to act as distributor of US-owned and licensed content in any country if CA Holdings CV and its direct or indirect subsidiaries currently distribute content in such country, or (iv) make any other change to the CA Holdings Structure that would result in a material increase in the non-US taxes imposed with respect to the CA Holdings Structure. Notwithstanding the foregoing, Newco shall not be required to request GE’s consent for any of the foregoing actions if Newco in good faith determines that there is an incremental overall net benefit of such action to Newco, taking into account for these purposes as an expense of Newco the incremental non-U.S. taxes imposed with respect to the distribution business currently conducted through the CA Holdings Structure (without regard to the creditability of such non-U.S. taxes for U.S. federal income tax purposes).

(h) Comcast agrees that upon GE’s reasonable request it will not take, or cause to be taken, any action identified by GE on or about Closing that would result in the Pre-Closing Tax Period Losses, as determined for Singapore tax purposes, of AETN All Asia Networks Pte. Ltd., Business News (Asia) LLP, NBCU Global Networks Asia PTE, NBC Universal Global Networks Asia LLP, Business News (Asia) Private - Branch - Taiwan (collectively, the “Singapore Pre-Closing Tax Period Losses”) being available for Singapore tax purposes in a Post-Closing Tax Period.

(i) In the same Tax Year as the Closing Date, Newco and its Subsidiaries shall not cause a NBCU Entity that effected a Pre-Closing Tax Period dividend pursuant to Section 6.14 of the NBCU Disclosure Letter to effect a dividend as determined for U.S. federal income tax purposes if such action would cause any portion of a Pre-Closing Tax Period dividend of such NBCU Entity not to be treated as a dividend for U.S. federal income tax purposes. Within 10 days after the Closing, GE shall deliver to Comcast a schedule identifying the NBCU Entities that paid a dividend pursuant to Section 6.14 of the NBCU Disclosure Letter. Newco shall not take, or cause to be taken, any action that would cause any Repatriation Note to be sold, exchanged or otherwise disposed of prior to the earlier of (X) the exercise of a Roll-Up Right or (Y) the seven-year anniversary of the Closing Date unless otherwise required in Comcast’s good faith judgment in light of the financial condition of the issuer of such Repatriation Note or in connection with the sale of the issuer of such Repatriation Note.

(j) In the event that (i) Newco is required pursuant to Sections 1(c), 1(g), 1(h), 2(a), 2(b), 2(c), 2(e) or 4(b) of the NBCU EMA to reimburse GE or its Affiliates for liabilities or obligations set forth therein or (ii) Newco is required pursuant to Sections 1(b), 1(e), 1(f), 2(a), 2(b), 2(c), 2(d) or 4(b) of the Comcast EMA to reimburse Comcast or its Affiliates for liabilities or obligations set forth therein, Newco’s reimbursement payment shall be reduced by the net tax benefit (taking into account the tax consequences of receipt of such reimbursement), if any, to the reimbursed party of any deduction claimed or, to the extent proportionately greater than its Membership Percentage, allocated for U.S. federal, state or local income tax purposes in respect of the payment with respect to which reimbursement is required.

(k) If Newco or any Newco Subsidiary is entitled to state or local tax credits as a result of production activities, such tax credits shall be utilized in the following order of priority:

(i) Newco or the Newco Subsidiary shall either (a) use such credits to reduce its state or local tax liability or (b) apply for a rebate or refund of such tax credits;

(ii) After the application of clause (i), Newco shall use commercially reasonable efforts to sell such credits; provided, however, that the Members shall have the right to purchase such credits in accordance with their Membership Percentage at the end of the calendar year in which the credit first became available for transfer or sale by Newco. To the extent that a Member does not purchase its pro rata share of such credits, such credits shall be available for purchase by the other Members in proportion to their Membership Percentage. The Members shall have the right to purchase any credits that are owned by Newco at the time of its formation and not utilized under clause (i) in accordance with their Membership Percentage at the time of Newco’s formation. Any credits sold pursuant to this clause (ii) shall be sold for an amount not less than the net amount that Newco would have realized had it sold such credits in the open market, as determined in the good faith judgment of the Tax Matters Member; and

(iii) Any credits remaining after the application of clauses (i) and (ii) shall be assigned to the Members in proportion to Membership Percentages, if Comcast and NBCU consent to such assignment, such consent not to be unreasonably withheld or delayed.

SECTION 5. Newco Assumed Tax Liabilities. From and after the Closing, Newco shall be responsible for, and shall pay or cause to be paid any and all Operating Taxes accrued but unpaid as of the Closing Date, and shall indemnify, defend and hold harmless the GE Indemnified Parties and the Comcast Indemnified Parties against, and reimburse the GE Indemnified Parties and the Comcast Indemnified Parties for, all Losses that such GE Indemnified Party or Comcast Indemnified Party may suffer or incur, or become subject to, in connection with the contest, assertion or imposition of such Operating Taxes.

SECTION 6. Indemnification by GE. (a) (i) From and after the Closing, GE shall indemnify, defend and hold harmless, without duplication, the Newco Indemnified Parties and the Comcast Indemnified Parties against, and reimburse any Newco Indemnified Party or Comcast Indemnified Party for, all Losses that such Newco Indemnified Party or Comcast Indemnified Party may suffer or incur, or become subject to, (A) as a result of a breach of the representations or warranties set forth in Section 2(i), 2(l), 2(n) or 2(o), (B) as a result of the breach of any covenant contained herein, or (C) in connection with the contest, assertion or imposition of (v) Taxes, other than Operating Taxes, in respect of the NBCU Entities or the NBCU Assets for a Pre-Closing Tax Period,

(w) any Taxes of a NBCU Entity described in clause (ii) of the definition of “Tax” for a Pre-Closing Tax Period or any other Taxable Year of GE or any of its Affiliates that includes the Closing Date, (x) any Taxes of a NBCU Entity described in clause (iii) of the definition of “Tax” for a Pre-Closing Tax Period, (y) any Taxes (including Transfer Taxes) attributable to the NBCU Restructuring described in Section 6.14 of the NBCU Disclosure Letter or arising out of the NBCU Conversion, or (z) Taxes arising out of the NBCU Entities or NBCU Assets that do not relate to the NBCU Businesses.

(ii) For the avoidance of doubt, the parties hereto agree that no party will make a ratable allocation election under Treasury Regulation Section 1.1502-76(b)(2)(ii) or any other similar provision of Law. In accordance with Treasury Regulation Section 1.1502-76 and any analogous provision of Law, any Tax related to an extraordinary transaction that occurs on the Closing Date after the Closing shall be allocated to the taxable period beginning after the Closing Date. In addition, the principles of the preceding sentence shall apply in the absence of an analogous provision of Law and in the case of Straddle Periods.

(b)(i) Without any limitation or duplication of the rights and obligations set forth in the Navy Holdco 2 Agreement, after the first Purchase Date, GE shall indemnify, defend and hold harmless, without duplication, Newco and Comcast or Newco and the Third Party Acquirer (as defined in the Newco Operating Agreement), as applicable, against, and reimburse such Persons for, all Losses that such Persons may suffer or incur, or become subject to, in connection with the contest, assertion or imposition of (i) Taxes in respect of HoldCo for taxable periods ending on or before the first Purchase Date or allocable to the portion of a Straddle Period ending on the first Purchase Date, (ii) any Taxes of HoldCo described in clause (ii) of the definition of “Tax” for any Taxable Year of GE or any of its Affiliates that includes the HoldCo Deconsolidation Date or (iii) any Taxes of HoldCo described in clause (iii) of the definition of “Tax” for Taxable Years ending on or before the HoldCo Deconsolidation Date.

(ii) For the avoidance of doubt, the parties hereto agree that no party will make a ratable allocation election under Treasury Regulation Section 1.1502-76(b)(2)(ii) or any other similar provision of Law. In accordance with Treasury Regulation Section 1.1502-76 and any analogous provision of Law, any Tax related to an extraordinary transaction that occurs on the Purchase Date or HoldCo Deconsolidation Date, as the case may be, after the relevant transaction that resulted in a Purchase Date or HoldCo Deconsolidation Date, as applicable, shall be allocated to the taxable period beginning after the Purchase Date or HoldCo Deconsolidation Date, respectively. In addition, the principles of the preceding sentence shall apply in the absence of an analogous provision of Law and in the case of Straddle Periods.

(c) GE shall indemnify, defend and hold harmless the Newco Indemnified Parties and the Comcast Indemnified Parties, against, and reimburse any Newco Indemnified Party or Comcast Indemnified Party for, any Dutch Tax that such Newco

Indemnified Party or Comcast Indemnified Party may suffer or incur, or become subject to, as a result of the recapture of Dutch tax deductions or losses that arose in a Pre-Closing Tax Period and that are attributable to the business currently conducted by Business News (Asia) LLP.

(d) In the event that GE makes a request of Comcast in respect of the covenant for the Singapore Pre-Closing Tax Period Losses in Section 4(h), GE shall indemnify, defend and hold harmless the Newco Indemnified Parties and the Comcast Indemnified Parties, against, and reimburse any Newco Indemnified Party or Comcast Indemnified Party for any Tax or other Loss (other than any increase in Singapore Tax arising from the inability to use the Singapore Pre-Closing Tax Period Losses in a Post-Closing Tax Period) that such Newco Indemnified Party or Comcast Indemnified Party may suffer or incur, or become subject to, directly arising as a result of fulfilling such covenant.

(e) GE shall indemnify, defend and hold harmless the Newco Indemnified Parties and the Comcast Indemnified Parties, against, and reimburse any Newco Indemnified Party or Comcast Indemnified Party for any Tax or other Loss (other than any increase in non-U.S. Tax arising from the inability to use the Pre-Closing Tax Period Losses of the DCL Entities in a Post-Closing Tax Period) that such Newco Indemnified Party or Comcast Indemnified Party may suffer or incur, or become subject to, directly arising from GE altering prior to Closing the capital structure or ownership (including the disposition of assets) of any of the entities listed in Section 6.14 of the NBCU Disclosure Letter.

SECTION 7. Indemnification by Comcast. (a) From and after the Closing, Comcast shall indemnify, defend and hold harmless, without duplication, the Newco Indemnified Parties and the GE Indemnified Parties against, and reimburse any Newco Indemnified Party or GE Indemnified Party for, all Losses that such Newco Indemnified Party or GE Indemnified Party may suffer or incur, or become subject to, (i) as a result of a breach the representations or warranties set forth in Section 3(i), 3(l) or 3(n), (ii) as a result of the breach of any covenant contained herein, or (iii) in connection with the contest, assertion or imposition of (A) Taxes, other than Operating Taxes, in respect of the Contributed Comcast Subsidiaries or the Comcast Assets for a Pre-Closing Tax-Period, (B) any Taxes of a Contributed Comcast Subsidiary described in clause (ii) of the definition of “Tax” for a Pre-Closing Tax Period or any Taxable Year of Comcast or any of its Affiliates which includes the Closing Date, (C) any Taxes of a Contributed Comcast Subsidiary described in clause (iii) of the definition of “Tax” for a Pre-Closing Tax Period, (D) any Taxes (including Transfer Taxes) attributable to the Comcast Restructuring described in Section 6.14 of the Comcast Disclosure Letter, or (E) Taxes arising out of the Contributed Comcast Subsidiaries or Comcast Assets that do not relate to the Comcast Contributed Businesses.

(b) For the avoidance of doubt, the parties hereto agree that no party will make a ratable allocation election under Treasury Regulation Section 1.1502- 76(b)(2)(ii) or any other similar provision of Law. In accordance with Treasury Regulation

Section 1.1502-76 and any analogous provision of Law, any Tax related to an extraordinary transaction that occurs on the Closing Date after the Closing shall be allocated to the taxable period beginning after the Closing Date. In addition, the principles of the preceding sentence shall apply in the absence of an analogous provision of Law and in the case of Straddle Periods.

SECTION 8. HoldCo Tax Matters. (a) For any Taxable Year of HoldCo, ending on or after the first Purchase Date, in which HoldCo is included in a GE Consolidated Tax Return, the Tax Liability (as defined below) of HoldCo for each such Taxable Year attributable to such Tax Return will be determined on a hypothetical separate Tax Return basis as if HoldCo had never been included in any such GE Consolidated Tax Return (such Tax Return, a “HoldCo Hypothetical Tax Return”). (For each GE Consolidated Tax Return, the sum of the Tax Liabilities that would be set forth on the HoldCo Hypothetical Tax Returns is referred to as the “HoldCo Hypothetical Tax Liability.” The separate Tax liabilities of HoldCo that are not included in a HoldCo Hypothetical Tax Return because they could not be included in a GE Consolidated Tax Return are referred to as the “HoldCo Separate Return Tax Liability”).

(b) For purposes of this Section 8, “Tax Liability” means a hypothetical United States federal, state, local, or foreign Tax liability, including any applicable alternative minimum Tax (as defined in Section 55 of the Code) and any applicable state or local or foreign minimum tax. In addition, the following modifications and additional rules will apply in determining Tax Liability: (i) where the GE Consolidated Return Liability with respect to any state or local or foreign Tax Return is calculated using an apportionment ratio based on the combined factors of the entities included in such Tax Return, the apportionment of net income or net loss of HoldCo will be determined using the separate apportionment ratio of HoldCo; (ii) no carryback of any Tax Attribute from any Taxable Year ending after the first Purchase Date to any Taxable Year ending on or before such Purchase Date will be taken into account but will instead be available as a carryover to Taxable Years ending after such Purchase Date; (iii) no carryover of any Tax Attribute from any Taxable Year ending on or before the first Purchase Date will be taken into account; (iv) each other election, method of accounting and method of calculation used in calculating a GE Consolidated Return Liability will be used in calculating the related HoldCo Hypothetical Tax Return; (v) if GE or a GE Subsidiary (other than HoldCo) makes a payment in respect of a Tax Attribute or portion thereof pursuant to Section 8(e) of this Agreement, such Tax Attribute or portion thereof will be excluded in determining Tax Liability to the extent of such payment and in the event any such payment is required to be repaid to GE pursuant to Section 8(f), such Tax Attribute shall be restored; (vi) if any Taxable Year of HoldCo includes, but does not end on a Purchase Date, the portion of such Taxable Year ending on that Purchase Date and the remainder of such Taxable Year will be treated as two separate Taxable Years, and the income, deductions, gains, losses, and other items of HoldCo will be allocated between such separate Taxable Years in a manner consistent with the principles of Treasury Regulation Section 1.1502-76(b)(2) without any deemed ratable allocation election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) (or any comparable provision or principle of Tax law) and, for the avoidance of doubt, any income, deductions, gains, losses, and other items attributable to the disposition of Membership Interests by HoldCo pursuant to a Specified Transaction and the transaction described in Section 9(b)(iv) shall be allocated to the Taxable Year ending on such Purchase Date; and (vii) if any portion of any Taxable Year of HoldCo is included in a GE Consolidated Tax Return, but the remainder of such Taxable Year of HoldCo is not included in such GE Consolidated Tax Return, then such portion of such Taxable Year and the remainder of such Taxable Year will be treated as two separate Taxable Years, and the income, deductions, gains, losses, and other items of HoldCo will be allocated between such separate Taxable Years in a manner consistent with the principles of Treasury Regulation Section 1.1502-76(b)(2) without any deemed ratable allocation election under Treasury Regulation Section 1.1502- 76(b)(2)(ii)(D) (or any comparable provision or principle of Tax law) and, for the avoidance of doubt, any income, deductions, gains, losses, and other items attributable to the disposition of Membership Interests by HoldCo pursuant to a Specified Transaction and the transaction described in Section 9(b)(iv) shall be allocated to the Taxable Year ending on the HoldCo Deconsolidation Date.

(c) For each Taxable Year described in Section 8(a), GE will calculate the estimated HoldCo Hypothetical Tax Liability and the estimated HoldCo Separate Return Tax Liability on a calendar quarter basis and submit such calculation to Comcast for Comcast’s review and consent, which consent shall not be unreasonably withheld or delayed. In addition, GE will make a final calculation of the HoldCo Hypothetical Tax Liability and the HoldCo Separate Return Tax Liability for each such Taxable Year and will provide such calculation to Comcast within 5 days after the filing of the related GE Consolidated Tax Return for its review and consent, which consent shall not be unreasonably withheld or delayed.

(d) HoldCo will pay to GE the amount of its estimated HoldCo Hypothetical Tax Liability, as determined on a calendar quarter basis under Section 8(c), for each Taxable Year described in Section 8(a). Such payments will be made in immediately available funds no later than one business day immediately preceding the due date (including extensions) for GE’s payment of estimated federal income Tax for such Taxable Year, and such payments will be credited toward the related HoldCo Hypothetical Tax Liability for such Taxable Year. Upon receipt of any payment pursuant to the third sentence of Section 8.02(a)(i) of the Newco Operating Agreement with respect to a Taxable Year (or upon a determination that no such payment will be received), HoldCo will pay to GE the unpaid portion, if any, of the HoldCo Hypothetical Tax Liability for such Taxable Year. In the event the payments of estimated Tax to GE for any such Taxable Year exceed the HoldCo Hypothetical Tax Liability for such Taxable Year, the excess will be refunded by GE to HoldCo within 20 days after the due date (including extensions) of the GE Consolidated Tax Return for such Taxable Year.

(e) GE will pay to HoldCo the amount of any reduction in the GE Consolidated Return Liability due to any Tax Attribute of HoldCo (determined under the principles of Section 8(b)) if (i) the Tax Attribute arises in any Taxable Year of HoldCo described in

Section 8(a), (ii) the GE Consolidated Return Liability for any Taxable Year is reduced or eliminated due to such Tax Attribute or portion thereof and (iii) the HoldCo Hypothetical Tax Liability payable to GE under this Agreement, after taking into account any amount reimbursable by GE under this Agreement (other than in connection with such Tax Attribute or portion thereof), is not and has not been reduced or eliminated for such Taxable Year or for any other Taxable Year due to such Tax Attribute or portion thereof; provided, however, that GE will be liable for such payment only if, and to the extent that, the actual Tax liability of HoldCo (for a Taxable Year in which HoldCo is not included in the relevant GE Consolidated Tax Return) would have been reduced due to such Tax Attribute had such Tax Attribute not been applied to reduce or eliminate any GE Consolidated Return Liability. Notwithstanding any other provision of this Agreement, GE shall not be required to make any payment with respect to a Tax Attribute or portion thereof with respect to which GE or a GE Subsidiary (other than HoldCo) has already made a payment under this Agreement or any Transaction Agreements that has not been reversed or otherwise repaid.

(f) For purposes of this Section 8, the amount of any reduction in a GE Consolidated Tax Liability, HoldCo Hypothetical Tax Liability, or HoldCo Separate Return Tax Liability, as the case may be, due to any Tax Attribute for any Taxable Year or series of Taxable Years, as the case may be (an “Attribute Utilization Period”), will be equal to the excess (if any) of (i) the GE Consolidated Tax Liability, the HoldCo Hypothetical Tax Liability, or HoldCo Separate Return Tax Liability, as the case may be, for the Attribute Utilization Period determined without regard to such Tax Attribute, over (ii) the actual GE Consolidated Tax Liability, HoldCo Hypothetical Tax Liability or HoldCo Separate Return Tax Liability, as the case may be for the Attribute Utilization Period. To the extent that such a reduction found to be attributable to a Tax Attribute of HoldCo by application of the preceding sentence is thereafter found not to be so attributable by reason of any actual carryback of a Tax Attribute of GE or a GE Subsidiary (other than HoldCo) or a carryback of such a Tax Attribute that could have occurred if the Tax Attribute of HoldCo did not exist such that the Tax Attribute in question is not actually utilized in the Attribute Utilization Period, HoldCo shall repay to GE the amount previously paid by GE under Section 8(e).

(g)(i) If the aggregate cash distributions received by HoldCo for each calendar quarter pursuant to Sections 8.02(a)(i) and 8.02(a)(ii) and Article 12 of the Newco Operating Agreement are insufficient to make (A) the payment described in Section 8(d), (B) payment of the HoldCo Separate Return Tax Liability or (C) any payment in respect of Taxes imposed on HoldCo in any Taxable Year following the Purchase Date in which HoldCo is no longer included in a GE Consolidated Tax Return (such deficiency a “Tax Deficit”), each HoldCo Shareholder (as defined in the Newco Operating Agreement) will make a cash contribution to HoldCo equal to its “HoldCo interest” (as defined in the Newco Operating Agreement) multiplied by the Tax Deficit. Such cash contribution will be made at least one business day prior to the date of the required payment.

(ii) In the event that the HoldCo Hypothetical Tax Liability or the HoldCo Separate Return Tax Liability is subsequently adjusted as a result of the resolution of a tax contest with a Tax Authority with respect to HoldCo, the HoldCo Shareholders shall make capital contributions to HoldCo in respect of such adjustments based on their ownership of HoldCo during the Taxable Year (or portion thereof) to which such adjustment relates.

(h) In determining the HoldCo Hypothetical Tax Liability and the HoldCo Separate Return Tax Liability:

(i) with respect to any period in which HoldCo is a member of the GE consolidated group for U.S. federal income tax purposes, no allocation of income or gain pursuant to Section 704(c) of the Code from the disposition of a HoldCo Closing Asset (or any property that is “substituted basis property” within the meaning of Section 7701(a)(42) of the Code with respect to such HoldCo Closing Asset, as determined in accordance with the principles of Treasury Regulations Section 1.704-3(a)(8)), and

(ii) no income or gain from the transaction described in Section 9(b)(iv)

shall be taken into account, and GE shall make a capital contribution to HoldCo in respect of any HoldCo Tax attributable to such items.

(i) In the event that HoldCo is included in a Comcast Consolidated Tax Return at a time when GE or a GE Affiliate retains stock of HoldCo, the principles described in this Section 8 (other than Section 8(h)(i)) will apply to the calculation and payment of HoldCo’s Tax Liability, mutatis mutandis.

(j) The obligations and calculations pursuant to this Section 8 shall take account of any variations in the ownership of HoldCo during the relevant period.

SECTION 9. Tax Sharing.

(a)(i) No later than 30 days after the filing of Comcast’s U.S. federal consolidated tax return with respect to a Taxable Year, Comcast shall provide GE with a certification signed by the chief financial officer of Comcast setting forth the amount, if any, of the Front-End Structure Benefits, the Section 704(c) Tax Amount attributable to Comcast Closing Assets disposed of during such Taxable Year, the A&E Tax Sharing Amount, the Repatriation Note Benefit Amount and the Back-End Structure Benefits with respect to such Taxable Year.

(ii) No later than 30 days after the due date (including extensions) for Comcast’s quarterly federal tax payment, Comcast shall provide GE with a certification signed by the chief financial officer of Comcast setting forth the

Section 704(c) Tax Amount attributable to the HoldCo Closing Assets disposed of in such calendar quarter, the Preferred Financing Premium with respect to such calendar quarter, and estimates calculated solely with respect to such calendar quarter of the amounts described in Section 9(a)(i).

(iii) No later than 30 days after the filing of GE’s U.S. federal consolidated tax return for the Taxable Year including the Closing Date, GE shall provide Comcast with a certification signed by the chief financial officer of GE setting forth (x) the Interim FCF U.S. Tax Amount, (y) for each Repatriation Note, the Repatriation Note FTC Benefits with respect to such Repatriation Note and (z) for each applicable Subsidiary of NBCU, the Interim FCF E&P.

(iv) The certifications pursuant to Sections 9(a)(i), 9(a)(ii) and 9(a)(iii) shall set forth in reasonable detail the basis for such computation, together with a statement to the effect that all such computations have been made without regard to any transaction a significant purpose of which is to reduce or defer any amount payable by Comcast pursuant to this Section 9. If the chief financial officer of Comcast determines that it is necessary to adjust any computations made pursuant to this Agreement in order to provide the certification required by the preceding sentence, then such chief financial officer will be permitted to make such adjustments in a manner reasonably acceptable to GE.

(b) (i) With respect to a Taxable Year, Comcast shall

(x) pay to HoldCo an amount equal to 25% of the Front-End Structure Benefits with respect to such Taxable Year (the “Front-End Structure Payment”);

(y) pay to GE an amount equal to 50% of the Back-End Structure Benefits with respect to such Taxable Year (unless the Specified IPO Preemption Conditions have been satisfied, in which case, an amount equal to 25% of the Back-End Structure Benefits with respect to such Taxable Year) (“Back-End Structure Payment” and, together with the Front-End Structure Payment the “Structure Payments”); and

(z) pay to GE an amount equal to 75% of the Front-End Structure Benefits plus 50% of the Back-End Structure Benefits; provided that Comcast shall only make payments pursuant to this clause (z) until the aggregate amount paid to GE pursuant to this clause (z) equals 40.8% of the Interim FCF U.S. Tax Amount.

provided that, in the event Comcast is required to make a capital contribution to HoldCo pursuant to Section 8(g) in respect of gain recognized on the disposition of Membership Interests by HoldCo pursuant to a Specified Transaction, Back-End Structure Payments will be made to GE only to the extent that the aggregate Back-End Structure Benefits for all Taxable Years after such Specified Transaction exceeds the amount of such capital contribution; provided further, that in the event the Section 704(c) Tax Amount with respect to dispositions of HoldCo Closing Assets is negative at the time of a Back-End Transaction (as defined in the Newco Operating Agreement), the Back-End Structure Benefits for successive Taxable Years shall be reduced by such negative amount attributable to HoldCo until the aggregate amount of such offsets equals such negative amount and provided further that if a Specified Transaction does not occur after expiration of the Fourth Comcast Purchase Right (as defined in the Newco Operating Agreement), GE shall pay to Comcast the amount of any negative Section 704(c) Tax Amount with respect to dispositions of HoldCo Closing Assets and Comcast shall pay to GE the amount of any negative Section 704(c) Tax Amount with respect to dispositions of Comcast Closing Assets, in each case, occurring prior to such date.

(A) For each calendar quarter of a Taxable Year, Comcast shall make payments to HoldCo equal to 25% of estimated Front-End Structure Payments to be made to HoldCo with respect to such Taxable Year no later than 30 days after the due date (including extensions) for Comcast’s quarterly federal tax payment. No later than 30 days after the filing of Comcast’s U.S. federal consolidated tax return with respect to a Taxable Year, (i) Comcast shall pay HoldCo the excess, if any, of the total Front-End Structure Payments to be paid to HoldCo with respect to such Taxable Year over the aggregate amount of all estimated Structure Payments previously paid to GE for such Taxable Year and (ii) HoldCo shall pay Comcast the excess, if any, of the aggregate amount of all estimated Front-End Structure Payments previously paid to HoldCo over the total Front-End Structure Payments to be paid to HoldCo for such Taxable Year.

(B) For each calendar quarter of a Taxable Year, Comcast shall make payments to GE equal to 25% of estimated Back-End Structure Payments to be made to GE with respect to such Taxable Year no later than 30 days after the due date (including extensions) for Comcast’s quarterly federal tax payment. No later than 30 days after the filing of Comcast’s U.S. federal consolidated tax return with respect to a Taxable Year, (i) Comcast shall pay GE the excess, if any, of the total Back-End Structure Payments to be paid to GE with respect to such Taxable Year over the aggregate amount of all estimated Back-End Structure Payments previously paid to GE for such Taxable Year and (ii) GE shall pay Comcast the excess, if any, of the aggregate amount of all estimated Back-End Structure Payments previously paid to GE over the total Back-End Structure Payments to be paid to GE for such Taxable Year.

(ii) For so long as HoldCo is a member of the GE consolidated group for U.S. federal income tax purposes, no later than 30 days after the end of each calendar quarter during which there was a disposition of one or more HoldCo Closing Assets, Comcast shall pay to HoldCo an amount equal to the product of (x) 50%, (y) 1 plus Comcast’s “HoldCo interest” (as such term is defined in the Newco Operating Agreement and calculated at the end of the Taxable Year of

HoldCo in which the dispositions referred to in clause (z) have taken place) and (z) the Section 704(c) Tax Amount with respect to dispositions of HoldCo Closing Assets if such Section 704(c) Tax Amount is positive.

(iii) For so long as HoldCo is a member of the GE consolidated group for U.S. federal income tax purposes, no later than 30 days after the receipt of the statement described in Section 9(a)(ii), GE shall pay to Comcast an amount equal to the product of (x) 50%, (y) GE’s “HoldCo interest” (as such term is defined in the Newco Operating Agreement and calculated at the end of such calendar quarter) and (z) the estimated Section 704(c) Tax Amount with respect to dispositions of Comcast Closing Assets during such calendar quarter, if such estimated Section 704(c) Tax Amount is positive. No later than 30 days after the receipt of the statement described in Section 9(a)(i), GE shall pay Comcast, or Comcast shall pay GE, an amount such that, after taking into account all payments made pursuant to this Section 9(b)(iii) in respect of such Taxable Year, GE has paid Comcast a net amount equal to the greater of zero and the product of (x) 50%, (y) GE’s “HoldCo interest” (as such term is defined in the Newco Operating Agreement and calculated at the end of the Taxable Year of HoldCo in which the dispositions referred to in clause (z) have taken place) and (z) the Section 704(c) Tax Amount with respect to dispositions of Comcast Closing Assets.

(iv) Prior to Comcast or Newco owning any shares of HoldCo, (A) HoldCo shall distribute to its shareholders (v) its rights to receive payments pursuant to Section 9(b)(i) and (ii) and (w) the GE Note, if any and (B) GE shall assume all of HoldCo’s obligations to make payments pursuant to this Section 9. GE and HoldCo shall execute bills of sale or other instruments of assignment and assumption as are reasonably necessary to implement such assignment and assumption and each such document shall, in form and substance, be reasonably acceptable to Comcast prior to its execution.

(v) No later than 30 days after the receipt of the statement de scribed in Section 9(a)(ii), Comcast shall pay to GE an amount equal to 25% of the estimated Repatriation Note Benefit Amount with respect to such calendar quarter. No later than 30 days after the receipt of the statement described in Section 9(a)(i), Comcast shall pay to GE an amount such that, after taking into account all payments made pursuant to this Section 9(b)(v) in respect of such Taxable Year, Comcast has paid GE a net amount equal to 25% of the Repatriation Note Benefit Amount with respect to such Taxable Year.

(c) All Front-End Structure Payments shall be treated as an adjustment to the Comcast/NBCU Purchase Price, and any Back-End Structure Payments attributable to payments by Comcast in consideration for an interest in Newco in connection with a Specified Transaction shall be treated as an adjustment to the amount paid by Comcast pursuant to such transaction, in each case, unless otherwise determined as a result of a Final Determination or change in applicable law.

(d) In connection with an IPO (as defined in the New LLC Operating Agreement), (i) Holding shall assume Comcast’s obligations pursuant to Section 9(a), (b)(i) and 9(b)(ii) (with respect to dispositions prior to such IPO as to which payment has not yet been made) and GE’s obligations pursuant to Section 9(b)(i) and (iii) (with respect to dispositions prior to such IPO as to which payment has not yet been made), which shall apply with respect to Holding mutatis mutandis by reference to Holding’s tax base, and (ii) the obligations of Comcast and GE pursuant to this Section 9 shall terminate. Holding shall issue to Comcast (A) 30 days after the conclusion of each of the five Taxable Years ending after the IPO, an amount of Common Stock equal to the Tax Benefit Dilution Amount and (b) as of the fifth anniversary of the IPO, an amount of Common Stock with a value equal to the net present value of the future Tax Benefit Dilution Amounts (determined on the basis of assumptions as to Holding’s after-tax discount rate, taxable income and tax rate). For purposes of the foregoing, each share of Common Stock shall be deemed to have a value equal to the quotient calculated by dividing the Public Market Value by the number of shares of Common Stock outstanding, with appropriate adjustments to account for shares to be issued pursuant to this Section 9(d). In connection with the IPO, Comcast and GE shall cooperate in good faith to agree to reasonable procedures for the implementation of the foregoing.

(e)(i) In the event that Comcast or any of its Affiliates is notified (in writing) by a Taxing Authority that an item related to a Structure Benefit or a Section 704(c) Tax Amount is the subject of an audit or examination by a Taxing Authority, Comcast shall promptly provide to GE a written notice informing it that Comcast or any of its Affiliates is the subject of an audit or examination by a Taxing Authority with respect to such item, shall keep GE reasonably informed of material developments relating to such item in the course of the audit or examination and not settle that portion of the audit or examination pertaining to such item without the consent of GE, which consent shall not be unreasonably withheld or delayed.

(ii) If any Structure Benefit or any amount allocated under Section 704(c) of the Code in connection with the disposition of a HoldCo Closing Asset or a Comcast Closing Asset, as the case may be, is adjusted upon a Final Determination,

(A) GE or, prior to the transaction described in Section 9(b)(iv), HoldCo, as the case may be, shall, in each case without duplication, (1) repay Comcast for any Structure Payments that would not have been payable to GE or HoldCo, as the case may be, had the adjustments made in connection with the resolution of such tax contest been reflected on Comcast’s original Tax Return, (2) pay Comcast for any additional Section 704(c) Payments that would have been payable to Comcast had the adjustments made in connection with the resolution of such tax contest been reflected on Comcast’s original Tax Return, (3) repay Comcast for any Section 704(c) Payments that would not have been payable to HoldCo had the adjustments made in connection with the resolution of such tax contest been reflected on HoldCo’s original Tax Return and (4) indemnify and hold Comcast harmless for (x), except to the extent related to the matter described in Section D of Schedule 7.05 of the Newco Operating Agreement, 25% of any interest and penalties (calculated on a “with and without basis”) imposed on Comcast or its Affiliates as a result of the resolution of a tax contest with respect to Front-End Structure Benefits and (y), except to the extent related to the matter described in Section D of Schedule 7.05 of the Newco Operating Agreement, 50% of any interest and penalties (calculated on a “with and without basis”) imposed on Comcast or it Affiliates as a result of the resolution of a tax contest with respect to Back-End Structure Benefits or an amount allocated under Section 704(c) of the Code in connection with the disposition of a Comcast Closing Asset; and

(B) Comcast shall pay GE or, prior to the transaction described in Section 9(b)(iv), HoldCo, as the case may be, for (1) any additional Structure Payments that would have been payable by Comcast had the adjustments made in connection with the resolution of such tax contest been reflected on Comcast’s original Tax Return, (2) (x) 25% of any interest received by or credited to Comcast (calculated on a “with and without basis”) on amounts described in clause (1) as a result of the resolution of a tax contest with respect to Front-End Structure Benefits and (y) 50% of any interest received by or credited to Comcast (calculated on a “with and without basis”) on amounts described in clause (1) or (4) as a result of the resolution of a tax contest with respect to Back-End Structure Benefits or an allocation under Section 704(c) of the Code in connection with the disposition of a Comcast Closing Asset, (3) any additional Section 704(c) Payments that would have been payable to HoldCo had the adjustments been made in connection with the resolution of such tax contest been reflected on HoldCo’s original Tax Return, (4) any Section 704(c) Payments that would not have been payable to Comcast had the adjustments been made in connection with the resolution of such tax contest been reflected on Comcast’s original Tax Return and (5) indemnify and hold GE harmless for 50% of any interest and penalties (calculated on a “with and without basis”) imposed on GE or it Affiliates as a result of the resolution of a tax contest with respect to any amount allocated under Section 704(c) of the Code in connection with the disposition of a HoldCo Closing Asset. Such payments related to Structure Benefits shall be treated as set forth in Section 9(c). If such treatment is disallowed in a Final Determination or otherwise determined by Comcast and GE to be not available, then the amounts payable pursuant to this Section 9(e)(ii) shall be reduced by the net tax benefit derived from such payment and increased by such amounts as are necessary so that after paying all Taxes with respect to the receipt of such payments, Comcast or GE receives an amount (based on the Applicable Tax Rate, as defined in the Newco Operating Agreement) equal to the amount it would have received had no such Taxes been imposed.

(iii) If, as a result of a Final Determination, the basis adjustment attributable to the transaction in Section 2.04 of the MA is recalculated in a manner that decreases the amount of Front-End Structure Benefits allowed and has the corresponding effect of increasing the amount of Back-End Structure Benefits, the increased amount of Back-End Structure Benefits shall be treated as Front-End Structure Benefit for purposes of calculating Structure Payments.

(f)(i) Upon the initial sale, exchange or other disposition by GE or any of its Affiliates of a New Holdco Preferred Interest, Comcast shall pay GE 50% of the amount of Preferred Selling Costs associated with the disposal of such New Holdco Preferred Interest within 30 days of the certification by GE’s chief financial officer of such amount. GE shall provide Comcast with a certification setting forth the amount of the Preferred Selling Costs and the basis for such computation.

(ii) Within 30 days of the receipt of the statement described in Section 9(a)(ii), GE shall pay Comcast 50% of the Preferred Financing Premium for the relevant calendar quarter.

(g) For purposes of this Section 9, each reference to a HoldCo Closing Asset or a Comcast Closing Asset includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to such asset to the extent provided in Treasury Regulations Section 1.704-3(a)(8).

(h)(i) Notwithstanding anything in the Newco Operating Agreement to the contrary, in the case of a sale of HoldCo Shares (as defined in the Newco Operating Agreement), the Redemption Purchase Price (as defined in the Newco Operating Agreement), the price paid in connection with the exercise of a Public Offering Purchase Right (as defined in the Newco Operating Agreement) or the price paid in connection with the acceptance of a ROFO Offer (as defined in the Newco Operating Agreement), as the case may be, shall be reduced by the A&E Tax Sharing Amount; provided that if the price paid for such HoldCo Shares is less than the A&E Tax Sharing Amount, such shortfall shall reduce the price paid for any redemption of Membership Interests occurring in connection with the sale of such HoldCo Shares or any subsequent acquisition of securities representing GE’s Percentage Interest (as defined in the Newco Operating Agreement).

(ii) In the event that A&E fails to make the full amount of any payment in respect of the recovery of tax benefits under the A&E Agreement (such amounts, “A&E Tax Benefit Payments”), GE shall reimburse Newco for the amount of such shortfall; provided that GE’s obligation to reimburse Newco shall not exceed the aggregate amounts taken into account in clauses (i)(B) and (ii)(B) of the definition of A&E Tax Sharing Amount, plus interest on such amounts at GE’s then-cost of debt capital.

(iii) Following the date hereof, Comcast and GE agree to cooperate fully and to use commercially reasonable efforts to restructure the arrangements between NBC-A&E and A&E so as to (x) allow the transactions to be effected upon exercise of put and call options between NBC-A&E (as defined in the A&E

Agreement) and A&E to be treated as taxable transactions for U.S. federal income tax purposes or (y) otherwise recognize the built-in Tax gain in the A&E Interests during the period in which HoldCo is a member of the GE consolidated group for U.S. federal income tax purposes; provided, in each case, that such taxable gain is recognized after the Closing.

SECTION 10. Straddle Periods. In the case of Taxes that are payable with respect to a taxable period beginning on or prior to and ending after the Closing Date or a Purchase Date, as applicable, (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date or such Purchase Date, as applicable, shall be:

(a) in the case of Taxes that are either (i) based upon or related to in come or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than Transfer Taxes provided for in Section 14), deemed equal to the amount which would be payable if the Taxable Year ended on the Closing Date or such Purchase Date, as applicable; and

(b) except for any Tax described in Section 10(a), in the case of Taxes imposed on a periodic basis with respect to one or more assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date or such Purchase Date, as applicable, and the denominator of which is the number of calendar days in the entire Straddle Period.

Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 9(g), taking into account the type of Tax to which the refund relates.

SECTION 11. Filing of Tax Returns. (a) (i) GE shall timely prepare and file (or cause to be timely prepared and filed) (A) all GE Consolidated Tax Returns that are required to be filed by or with respect to any NBCU Entity for Tax Years or periods beginning on or before the Closing Date, other than any such Tax Return filed with respect to a group the parent of which is a NBCU Entity, and (B) all other Tax Returns required to be filed with respect to any NBCU Entity, the NBCU Businesses or the NBCU Assets by GE or any of its Subsidiaries that are due (taking into account requests for extensions to file such returns) on or before the Closing Date. In each case, GE shall timely remit (or cause to be timely remitted) any Taxes shown due on such Tax Returns.

(ii) Promptly, but no later than 120 days after the Closing Date or in the case of a Tax Return due prior to the 120th day after the Closing Date, such other date as Comcast and GE may reasonably agree, Newco shall provide (or cause to be provided) to GE any information reasonably requested by GE relating to the NBCU Entities, the NBCU Businesses and the NBCU Assets within its possession to facilitate the preparation and filing of the Tax Returns described in

Section 11(a)(i)(A). Newco shall prepare (or cause to be prepared) such information in a manner consistent with the past practice of the NBCU Business.

(iii) GE shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of HoldCo for Taxable Years ending on or prior to the HoldCo Deconsolidation Date.

(b)(i) Comcast shall timely prepare and file (or cause to be timely prepared and filed) (A) all Comcast Consolidated Tax Returns that are required to be filed by or with respect to any Contributed Comcast Subsidiary for Tax Years or periods beginning on or before the Closing Date, other than any such Tax Return filed with respect to a group the parent of which is a Contributed Comcast Subsidiary, and (B) all other Tax Returns required to be filed with respect to any Contributed Comcast Subsidiary, the Comcast Businesses or the Comcast Assets by Comcast or any of its Subsidiaries that are due (taking into account requests for extensions to file such returns) on or before the Closing Date. In each case, Comcast shall timely remit (or cause to be timely remitted) any Taxes shown due on such Tax Returns.

(ii) Promptly, but no later than 120 days after the Closing Date or in the case of a Tax Return due prior to the 120th day after the Closing Date, such other date as Comcast and GE may reasonably agree, Newco shall provide (or cause to be provided) to Comcast any information reasonably requested by Comcast relating to the Contributed Comcast Subsidiaries, the Comcast Businesses and the Comcast Assets within its possession to facilitate the preparation and filing of the Tax Returns described in Section 11(b)(i)(A).

(c) Newco shall timely prepare and file (or cause to be timely prepared and filed) (i) all Tax Returns of a NBCU Entity or a Contributed Comcast Subsidiary for a Straddle Period and (ii) all Tax Returns of a NBCU Entity or a Contributed Comcast Subsidiary for Tax Years ending on or prior to the Closing Date that are due following the Closing Date (other than Tax Returns described in Sections 11(a)(i)(A) and 11(b)(i)(A)). All such Tax Returns other than Tax Returns for Operating Taxes (“Non-Operating Tax Returns”) shall be prepared, to the extent permitted by applicable law, in a manner consistent with past practice. Newco shall submit such Non-Operating Tax Returns to HoldCo and Comcast, as applicable, no less than 30 days prior to their due date for review, and shall not file any such Tax Returns with the applicable Tax Authority without the consent of HoldCo or Comcast, as applicable, which consent shall not be unreasonably withheld or delayed. HoldCo or Comcast, as applicable, may object to the filing of a Non-Operating Tax Return by delivering a written notice to Newco within 10 days of receipt of such Tax Return from Newco. Such written notice shall specify the item or items included in the Non-Operating Tax Return disputed by HoldCo or Comcast, as applicable. After delivery of such written notice, HoldCo or Comcast, as applicable, and Newco shall use commercially reasonable efforts to resolve the dispute. If the parties are unable to resolve such dispute within five days, the disputed item or items shall be resolved within 10 days using the procedures set forth in Section 24. If HoldCo or

Comcast, as applicable, does not object to the filing of such Non-Operating Tax Return within 10 days of receipt of such tax return from the Newco, HoldCo or Comcast, as applicable, shall be deemed to have consented to the filing of such Tax Return by Newco. GE and Comcast, as applicable, shall be responsible for the Taxes shown due on such Tax Returns to the extent that GE and Comcast, as applicable, have provided an indemnity for such Taxes under Section 6(a)(i) and Section 7(a), respectively.

SECTION 12. Tax Proceedings. (a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly deliver to the party liable for such indemnification (the “Indemnifying Party”) a copy of any written communication received by the Indemnified Party or any of its Affiliates concerning Taxes for which indemnification may be claimed pursuant to the provisions of this Agreement and shall promptly notify the Indemnifying Party in writing of any commencement of an audit or a pending or threatened written claim or demand that could give rise to a right of indemnification (a “Tax Claim”), and to the extent known, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b) Without limiting the right of GE, in its sole discretion, to amend GE Consolidated Tax Returns and Comcast, in its sole discretion, to amend Comcast Consolidated Tax Returns, GE and Comcast, as applicable, shall have the right (i) to file (or cause to be filed) any amended Tax Returns that are not GE Consolidated Tax Returns and Comcast Consolidated Tax Returns of the NBCU Entities and the Contributed Comcast Subsidiaries, respectively, for taxable periods ending on or before or, if the pre-Closing portion of a taxable period exceeds 50% of the number of days in such taxable period, after, the Closing Date and (ii) at their expense, to control any Tax Claim or administrative or judicial proceeding with respect to Taxes, in each case to the extent that such Tax Returns, Tax Claims or administrative or judicial proceedings (A) would reasonably be expected to result in any Tax liability with respect to which GE or Comcast, as applicable, is required to indemnify under this Agreement and GE or Comcast, as applicable, have acknowledged in writing its Liability under this Agreement to hold the Indemnified Party harmless against the full amount of such Tax liability in the event of any adjustment which may be made as a result of such Tax Claim or administrative or judicial proceeding; provided, however, that if (x) Newco is required or requested to participate in any way in any such Tax Claim or administrative or judicial proceeding; or (y) GE or Comcast, as applicable, does not exercise its right to control any such Tax Claim or administrative or judicial proceeding, GE or Comcast, as applicable, shall bear the costs of Newco’s participation in any such Tax Claim or administrative or judicial proceeding. Except with respect to any Tax paid or Tax Return filed on a consolidated, combined, unitary, affiliated or other group basis with GE or any of its Affiliates that is not a NBCU Entity, or Comcast or any of its Affiliates that is not a Contributed Comcast Subsidiary, GE or Comcast, as applicable, shall not settle any Tax Claim or administrative or judicial proceeding with respect to which it has assumed control pursuant to this Section 12(b) without the consent of Newco (and, in the case of a Contributed Comcast Subsidiary, without the consent of GE), which consent shall not be unreasonably withheld or delayed, if such settlement would adversely affect Newco or any of its Affiliates for taxable periods (or the portion of Straddle Periods) beginning after the Closing Date. Upon the request of GE or Comcast, as applicable, Newco shall file (or cause to be filed) any amended Tax Return described in the first sentence of this Section 12(b) and shall execute any powers of attorney or similar documents that may be required to effectuate the intent of this Section 12(b); it being understood that (x) Newco’s filing of such amended Tax Return shall not affect any party’s right to indemnification pursuant to this Agreement and (y) Newco shall have no obligation to file any such amended Tax Return if it determines in good faith that the filing of such Tax Return would subject Newco or its Members to any civil or criminal penalty (other than interest) if such amended Tax Return were challenged by the applicable Tax Authority. Newco shall not have the right to file amended Tax Returns for taxable periods ending on or before the Closing Date with respect to Tax Returns of NBCU Entities without the consent of GE, which consent GE may withhold in its sole discretion. Newco shall not have the right to file amended Tax Returns for a Straddle Period with respect to Tax Returns of NBCU Entities without the consent of GE, which consent shall not be unreasonably withheld or delayed.

(c) Absent a Final Determination to the contrary, Comcast shall not take the position in any audit, examination or other proceeding, nor shall it report on any Tax Return or other filing with a Tax Authority, that NBCU (prior to its conversion to a limited liability company as described in Section 2.07 of the MA) or Holdco (as a successor to NBCU) is not a member of the GE consolidated group for so long as one or more members of the GE consolidated group own, in the aggregate, 80% or more of NBCU stock or of HoldCo stock, as the case may be.

SECTION 13. Payments and Refunds. (a) Payments to a Newco Indemnified Party, a GE Indemnified Party or a Comcast Indemnified Party under Sections 6 and 7 of this Agreement shall be made (i) at least 3 days before the due date of the applicable estimated or final Tax Return giving rise to the payment and (ii) within three 3 days following an agreement between GE or Comcast, as applicable, and the Indemnified Party that an indemnity amount is payable, an assessment of a Tax by a Tax Authority, the conclusion of an administrative or judicial proceeding, or a “determination” as defined in Section 1313(a) of the Code.

(b) Newco shall pay (or cause to be paid) to GE or Comcast, as applicable, any refunds of Taxes with respect to which GE or Comcast is required to indemnify under this Agreement (including any interest paid thereon and net of any Taxes incurred in respect of the receipt or accrual of the refund). Any payments required to be made under this Section 13(b) shall be made in readily available funds within 5 days of the actual receipt of the refund or the application of any such refunds as a credit against Tax for which GE or Comcast, as applicable, is not otherwise required to indemnify under this Agreement.

(c) Except as provided in Section 13(b), Newco shall be entitled to any refunds (including interest paid therewith) or credits against Tax in respect of any Tax liability of the Contributed Business Subsidiaries.

(d) After the first Purchase Date, HoldCo shall pay any refunds of Taxes taken into account in calculating the HoldCo Hypothetical Tax Liability or the HoldCo Separate Return Tax Liability, as the case may be, in accordance with the HoldCo Shareholders’ ownership of HoldCo for the Taxable Year (or portion thereof) to which such refund relates.

SECTION 14. Transfer Taxes. The Comcast Transferors shall bear any sales Tax, use Tax, direct or indirect real property transfer or gains Tax, documentary stamp Tax, value added Tax or similar Taxes and related fees (“Transfer Taxes”) attributable to the contribution, sale or transfer of the Contributed Comcast Subsidiaries or the Comcast Assets to Newco and shall indemnify and hold Newco and the GE Indemnified Parties harmless against any such Transfer Taxes. HoldCo shall bear any Transfer Taxes attributable to the contribution, sale or transfer of the NBCU Entities or the NBCU Assets to Newco and shall indemnify and hold Newco and the Comcast Indemnified Parties harmless against any such Transfer Taxes. Newco, GE and Comcast each agrees to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

SECTION 15. Tax Sharing Agreements.

(a) To the extent relating to a Contributed Business Subsidiary, GE or Comcast, as applicable, shall terminate (or cause to be terminated) on or before the Closing Date all Tax Sharing Agreements (other than this Agreement), if any, to which any of the Contributed Business Subsidiaries, on the one hand, and GE or any Affiliate of GE (other than the NBCU Entities), or Comcast or any Affiliate of Comcast (other than the Contributed Comcast Subsidiaries), on the other hand, are parties to, and neither GE nor any Affiliate of GE, or Comcast or any Affiliate of Comcast, on the one hand, or any of the Contributed Business Subsidiaries, on the other hand, will have any liability thereunder to each other on or after the Closing Date.

(b) To the extent relating to HoldCo or any of its Subsidiaries following the first Purchase Date, GE shall terminate (or cause to be terminated) on or before such Purchase Date all Tax Sharing Agreements (other than this Agreement), if any, to which HoldCo or any of its Subsidiaries, on the one hand, and GE or any Affiliate of GE (other than HoldCo or any of its Subsidiaries), on the other hand, are parties to, and neither GE nor any Affiliate of GE, on the one hand, or HoldCo or any of its Subsidiaries, on the other hand, will have any liability thereunder to each other on or after such Purchase Date.

SECTION 16. Tax Cooperation. GE or Comcast, as applicable, and Newco shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Contributed Business Subsidiaries, their respective assets or businesses, or the Contributed Assets (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Tax Authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return. GE or Comcast, as applicable, and Newco shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Contributed Business Subsidiaries, their respective assets or businesses, or the Contributed Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement.

SECTION 17. Section 754 Elections. GE and Comcast acknowledge that Newco may as to itself and any or all of the Contributed Business Subsidiaries that are treated as partnerships for United States federal income tax purposes file an election pursuant to Section 754 of the Code in respect of their Taxable Year ending on the Closing Date (and, in the event that the relevant Taxable Year does not end on the Closing Date, such an election for the Taxable Year that includes the Closing Date) or thereafter, and GE and Comcast, as applicable, shall take no action to inhibit or restrain the making of such an election; provided that a party shall not be deemed to inhibit or restrain the making of such election by reason of Transfers (as defined in the Newco Operating Agreement) in accordance with the Newco Operating Agreement.

SECTION 18. Interest. In the event that any payment required to be made under this Agreement is made after the date on which such payment is due, interest will accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

SECTION 19. Survival. The representations and warranties listed in Sections 2(i), 2(l), (n) and (o) as to NBCU and HoldCo and Section 3(i), 3(l) and (n) as to Comcast and the indemnity and payment obligations set forth in this Agreement shall survive until the date that is 60 days following the expiration of the statute of limitations with respect to the Tax matters covered thereby. All other representations and warranties contained in this Agreement shall not survive the Closing. The covenants and agreements of the parties hereto contained in or made pursuant to this Agreement shall survive the Closing indefinitely until the expiration of the applicable statute of limitations, except that breaches of any such covenants or agreements shall survive indefinitely or until the latest date permitted by law. The right to indemnification with respect to claims of which notice was given prior to the expiration of the applicable survival period shall survive such expiration until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

SECTION 20. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

SECTION 21. Amendment. No provision of this Agreement, including any schedules hereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto signed by all the parties to this Agreement. No consent from any Indemnified Party under Sections 6 and 7 (other than the parties hereto) shall be required in order to amend this Agreement.

SECTION 22. Assignment. Other than expressly set forth in Section 13.06 of the Newco Operating Agreement, this Agreement shall not be assigned by operation of Law or otherwise by any party hereto without the prior written consent of the other parties hereto, except that GE, HoldCo or Comcast may assign any or all of their respective rights and obligations under this Agreement to any of their respective Affiliates; provided that no such assignment shall release the applicable assignor from any liability or obligation under this Agreement. Any attempted assignment in violation of this Section 22 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

SECTION 23. No Third-Party Beneficiaries. Except as provided in Sections 6 and 7 with respect to the Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement or any other Transaction Agreements, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of GE or the Combined Businesses, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 24. Disputes. If GE, Comcast and Newco are unable to resolve any disagreement relating to any Tax matter hereof, the disagreement shall be referred to a nationally recognized independent accounting firm or a law firm recognized in matters relating to taxation mutually acceptable to GE and Comcast (the “Independent Expert”). Unless otherwise provided, the Independent Expert shall resolve the disagreement within 30 days and GE, Comcast and Newco agree the decision of the Independent Expert shall be conclusive and binding on both GE, Comcast and Newco. The fees of the Independent Expert shall be divided equally between GE and Comcast.

SECTION 25. Termination. In the event of the termination of the MA, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement; provided, however, that nothing in this Agreement shall relieve the parties hereto from liability for any knowing and intentional breach of this Agreement or knowing and intentional failure to perform its obligations under this Agreement.

SECTION 26. Specific Performance. Each party hereto acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other parties hereto and that no party hereto will have an adequate remedy at law. Therefore, the obligations of the parties hereto under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

SECTION 27. Governing Law; Submission to Jurisdiction; Waivers. (i) This Agreement (and any claims, causes of action or disputes that may be based upon, arise out of or relate hereto or thereto, to the transactions contemplated hereby and thereby, to the negotiation, execution or performance hereof or thereof, or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of Delaware, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

(ii) Each of the parties hereto agrees that any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of this Agreement, shall be resolved only in the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court) and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto by this Agreement irrevocably and unconditionally:

(A) submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court), and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware court or, to the extent permitted by Law, in such federal court;

(B) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(C) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 29; and

(D) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware.

SECTION 28. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 28.

SECTION 29. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 29):

If to Comcast or any Comcast Member:

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103

Attention:         General Counsel

Facsimile:          (215) 286-7794

And a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:            David Caplan

                            Avishai Shachar

                             Neil Barr

Facsimile:           (212) 450-3800

Telephone:         (212) 450-4000

If to GE or HoldCo:

General Electric Company

3135 Easton Turnpike, W3A24

Fairfield, CT 06828

Attention:         Senior Counsel for Transactions

Facsimile:          (203) 373-3008

And a copy (which copy shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:         Howard Chatzinoff

Facsimile:        (212) 310-8007

Telephone:       (212) 310-8000

If to any other Member: to such addresses reflected in the books and records of Newco.

SECTION 30. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedule A and Schedule B; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) the parties hereto have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening any party hereto by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; and (k) any reference to “days” means calendar days unless Business Days are expressly specified.

SECTION 31. Entire Agreement. The Transaction Agreements constitute the entire agreement between the parties hereto and thereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements, undertakings and understandings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the parties hereto and thereto, with respect to the subject matter of the Transaction Agreements. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter of this Agreement exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties not expressly set forth in this Agreement. Furthermore, the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein) shall be those remedies provided for in this Agreement or available at Law or in equity for breach of contract only (as such contractual remedies may be further limited or excluded pursuant to the express terms of this Agreement); and the parties hereto hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any tort claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement). Notwithstanding the foregoing, nothing in this Agreement shall constitute a waiver or release, or limit any party’s right to pursue any claim or remedy, with respect to intentional fraud of another party.

SECTION 32. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 33. Schedules A & B. Any disclosure with respect to a Section of this Agreement, including any Section of Schedule A or Schedule B, shall be deemed to be disclosed for other Sections of this Agreement, including any Section of Schedule A or Schedule B, to the extent that such disclosure is reasonably sufficient so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of this Agreement, including any Section of Schedule A or Schedule B, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section of this Agreement, including any Section of Schedule A or Schedule B, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

GENERAL ELECTRIC COMPANY

By:	/s/ Pamela Daley
	Name:	Pamela Daley
	Title:	Senior Vice President

NBC UNIVERSAL, INC.

By:	/s/ Jeffrey A. Zucker
	Name:	Jeffrey A. Zucker
	Title:	President & CEO

COMCAST CORPORATION

By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

NAVY, LLC

By:	/s/ Robert Duffy
	Name:	Robert Duffy
	Title:	President of Navy Holdings, Inc., the Sole Member

NAVY HOLDINGS INC.

By:	/s/ Briggs Tobin
	Name:	Briggs Tobin
	Title:	Secretary